Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

US Airways Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of US Airways Group, Inc. of our report dated March 24, 2003, relating to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002 which appear in the December 31, 2002 Annual Report on Form 10-K of the Company and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 24, 2003 includes an explanatory paragraph that states that the Company has incurred significant recurring losses from operations, has an accumulated deficit and as discussed in Note 1 to the consolidated financial statements, filed a voluntary petition seeking to reorganize under Chapter 11 of the federal bankruptcy laws which raise substantial doubt about its ability to continue as a going concern. Although the Company is currently operating as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things: (1) the ability to maintain compliance with all terms of the debtor-in-possession financing agreement; (2) the ability of the Company to successfully achieve required cost savings to complete its restructuring; (3) the ability of the Company to generate cash from operations and to maintain adequate cash on hand; (4) the resolution of the uncertainty as to the amount of claims that will be allowed and as to a number of disputed claims which are materially in excess of amounts reflected in the accompanying consolidated financial statements; (5) the ability of the Company to confirm a plan of reorganization under the Bankruptcy Code and obtain the required debt and equity financing to emerge from bankruptcy protection; and (6) the Company’s ability to achieve profitability. Management’s plans in regard to these uncertainties are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Our report refers to the adoption, effective January 1, 2002, by the Company of the Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” Our report also refers to a change, effective January 2002, in the Company’s method of accounting for engine maintenance at PSA Airlines, Inc., a wholly-owned subsidiary of the Company; effective January 1, 2001, in the Company’s method of accounting for derivative instruments and hedging activities; and effective January 1, 2000, in the Company’s method of accounting for the sale of mileage credits in its frequent traveler program.

/s/ KPMG LLP

McLean, Virginia

September 29, 2003